Exhibit (r)(ii)

CQS (US), LLC

CODE OF ETHICS

POLICIES AND PROCEDURES

June 2023

Introduction

As a registered investment adviser under the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”), CQS (US), LLC (“CQS US”) adopts this Code of Ethics (the “Code”), in accordance with Rule 204A-1 and Section 204A of the Advisers Act, respectively. The Code is applicable to all employees, directors, members, managers and officers of CQS US (together “Employees” and each, an “Access Person”). Definitions of underlined terms are included in Exhibit A “Definitions” below.

CQS US is a fiduciary and is committed to maintaining a high degree of ethical standards in the management of its business. As a fiduciary, we owe our clients a duty of loyalty and to ensure the interests of our clients comes before those of CQS US and its Employees. The Code reflects CQS US’ procedures to reasonably ensure that dishonesty, self-dealing, and insider trading does not occur, that conflicts of interest are appropriately managed, and that the Firm’s reputation is not put at risk. Each Access Person is required to read the Code annually and to certify that he or she has complied with its provisions and with the reporting requirements. Acknowledgement of and compliance with the Code are conditions of initial and continued employment.

Any questions regarding the Code should be directed to the CQS US Chief Compliance Officer (“CCO”) before engaging in any activity that may cause either a conflict of interest or be inconsistent with this Code.

Access Person

As an Employee you are designated as an Access Person since you either have or may obtain access to investment information. This requires that you abide by the reporting and restrictions imposed by the Code.

As an Access Person, you are required to pre-clear and/or report certain personal securities transactions as further detailed in the CQS Personal Account Dealing Policy.

Standards of Business Conduct

Access Persons have an obligation to report any violations of this Code of Ethics or unethical conduct, whether actual or suspected, promptly to Compliance.

Access Persons must always observe these standards of business conduct to avoid potential conflicts with the interests of our clients as well as a violation of applicable federal securities and other laws and regulations.

As an Access Person, any and all telephone conversations or transmissions, electronic mail or transmissions, or internet access by any electronic device or system, including but not limited to the use of a computer, telephone, wire, radio or electromagnetic, photo-electronic or photo-optical systems may be subject to monitoring at any and all times and by any lawful means.

In addition, federal securities laws prohibit Access Persons, directly or indirectly, from using mail or any means of instrumentality of interstate commerce to:

•	employ any device, scheme or artifice to defraud a client or prospective client;

•	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business which would operate as a fraud or deceit;

•	engage in any manipulative practice; or

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engage in any behaviour or do anything indirectly which, if done directly, would constitute a violation of the securities laws, this Code, or otherwise compromise the Firm’s fiduciary duty to place the interests of its clients first.

Confidentiality of Client Information

All Employees of CQS US are required to maintain the confidentiality of information placed in their care. In order to safeguard proprietary and non-public information, all Employees must:

(i)	use proprietary or non-public information only for the specific business purposes for which the information was given, created or obtained;

(ii)

avoid discussions of proprietary or non-public information in the presence of others who do not have a need to know such information, and avoid discussing proprietary or non-public information in the hallways, elevators, or other public places;

(iii)	keep clients’ identities confidential and use code names or numbers for sensitive projects;

(iv)

exercise care to avoid placing documents containing proprietary or non-public information in areas where they may be read by unauthorized persons, and store documents in secure locations when they are not in use. Proprietary information includes, but is not limited to, client names, client holdings, positions and trades, investment strategies, policies and procedures, risk management tools and other investment methodologies or inventions;

(v)	the use of speaker phones/headsets should be avoided where confidential information may be overheard by unauthorized persons;

(vi)

documents and files that have material non-public price sensitive information must be secured in locked cabinets. All other documents must be either secured in locked draws or in CQS’ locked work area; and

(vii)	not loiter in the sublet tenants office area.

Conflicts of Interest

The Firm prohibits all Employees from engaging or otherwise participating in any of the following conflicts of interest without CCO approval:

•	disclosing or sharing client information of any type to anyone, other than to those necessary to carry out your job function;

•	serving as a director, officer, employee, partner, trustee, etc. – or holding any other position of substantial interest – in any outside business enterprise;

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having a substantial interest in any outside business which, to your knowledge, is involved currently in a business transaction with CQS US or receives services from CQS US, unless it is on the same terms and conditions as they are offered to the public, other than plans offered and approved by CQS US;

•	borrowing a material amount of money from a bank or entity that is a client of CQS-US or its affiliates;

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as a result of your status as an Employee, taking advantage of an opportunity that you learn about or personally benefit from information obtained that would not have been available to you if you were not an Employee;

•	Convert Firm information and resources for personal use.

This Code does not attempt to identify all possible conflicts of interest, and compliance with each of its specific provisions will not shield an Access Person from liability for personal trading or other conduct that violates a fiduciary duty to CQS US’ clients. Employees are also at all times required to comply with the CQS Conflicts of Interest Policy.

Conflicts of Interest Questionnaire. All CQS US Employees sign a Conflicts of Interest Questionnaire annually.

Outside Business Activities:

All Employees are required to receive pre-approval before engaging in certain outside business activities, either with or without compensation.

Personal Account Dealing

All Employees are required to comply with the CQS Personal Account Dealing Policy.

Compliance Monitoring

The following compliance monitoring is in addition to periodic testing performed, as required by the Firm’s Program. Compliance periodically reviews all “Access Persons” personal trading activity to reasonably ensure potential conflicts of interest do not occur. Compliance performs the following tasks:

•	administers the Code to ensure timely reporting monthly, quarterly and annually by alerting Access Persons of their reporting obligations before the corresponding due date;

•	reviews all monthly statements and/or confirms to ensure they are being provided;

•	reviews all Access Persons’ transactions quarterly and compares to:

•	approved pre-clearance notices to ensure all transactions occurred as requested and in the personal trading account pre-cleared

•	client portfolio holdings

•	the Firm’s Restricted List

•	adherence to the 90 day holding period

•	Confirming all quarterly certifications are signed by Access Persons with a reporting obligation and not a representative or family member, unless otherwise approved by Compliance;

•	Memorializes violations of the Code

•	Performs ad hoc or on the spot training for Access Persons who run afoul of the Code

•	Escalates violations to senior management through periodic reporting

•	Notifies senior management of repeat Code offenders

•	Recommends appropriate action for serious Code violations, regardless of the Access Person’s position

Code Violations

Any violation of this Code will be sanctioned, as determined in the absolute and sole discretion of the CCO, acting in concert with our UK affiliates or outside counsel. These sanctions may include written reprimands, suspension of personal trading privileges, disgorgement of profits on trades to a charity, report to the SEC; pursue legal remedies in the event of a client action against the Firm and dismissal.

In addition, violations of this Code and its rules which are designed to prevent and mitigate actual and potential conflicts of interests, may subject you and the Firm to SEC sanctions, as well as a loss of business due to reputational exposure.

Insider Trading

CQS US is required, in accordance with §204A under the Advisers Act, to establish, maintain and enforce written policies and procedures designed to prevent the misuse of material, non-public information by its officers and employees.

Gifts and Hospitality Policy

Refer to the CQS Gift and Hospitality Policy.

Political Contributions Policy and Procedures

Statement of Policy

The adoption of SEC Rule 206(4)-51 limits the Firm’s and your ability to provide contributions to a government entity that we provide, or seek to provide, investment advisory services to, either directly or through an investment in a private investment fund. This includes political contributions to an official of a government entity and payments to any third party who is engaged to solicit advisory business from the government entity. The conflict of interest arises when payments are made for the purpose of influencing the award of an advisory contract, or the decision to invest in a private fund managed by CQS US. This is referred to in the aforementioned rule as “pay to play”. Essentially, this regulation prohibits CQS US, with certain exceptions, from:

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receiving compensation for providing investment advisory services to a government entity, directly or indirectly, for two years after CQS US or any of its covered associates makes a contribution to an official of the government entity;

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coordinating, or soliciting any person or political action committee to make, (a) contributions to an official of a government entity to which CQS US is providing or seeking to provide advisory services or (b) payments to a political party of a state or locality where the Firm is providing or seeking to provide advisory services to a government entity; and

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making or agreeing to make payments to third parties to solicit advisory business from a government entity on behalf of CQS US, unless the third parties are registered investment advisers or registered broker-dealers who are themselves subject to similar restrictions regarding contributions to officials of government entities as the Firm.

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CQS, to the extent we seek to advise a government plan, may have additional responsibilities under the code of conduct of a government program or plan it manages and/or the laws of the state or city under the program or plan, respectively.

Exceptions to Political Contributions

The rule does not apply to contributions made by a covered associate (must be a natural person) to officials if the covered associate is entitled to vote for the official at the time the contribution was made, as long as the aggregate contribution does not exceed $350 to any one official, per election, or to officials where the covered person is not entitled to vote at the time of the contribution when the contribution is not more than $150.

A second exemption is that the prohibition on contributions does not apply to new covered associates for contribution made six months prior to becoming a covered person of CQS US, with the caveat of not being able to solicit clients on behalf of the adviser.

The last exception is for advisers who: i) discover contribution(s) that result in a prohibition within four months of the date of the contribution, ii) the contribution does not exceed $350; and iii) the contribution is returned within 60 calendar days of the date of discovery. An adviser with 50 or more employees is allowed 3 exceptions and 2 exceptions for advisers with less than 50 employees but only one exception for an associate that is a repeat offender.

Note: The rule applies only to the extent that CQS US provides or seeks to provide investment advisory services to a government entity, either directly or through a government entity’s investment in a covered investment pool managed by CQS US. An investment adviser to an investment pool in which a government entity invests or is solicited to invest is treated as though the investment adviser were providing or seeking to provide investment advisory services directly to the government entity.

Advisers may not do indirectly that which, if done directly, would constitute a violation of the Rule. Procedures

Preclearance of Political Contributions: All Employees, including all immediate family and household members, require prior written approval from Compliance before making any contribution to any person (including any election committee for the person) who is an incumbent, candidate or successful candidate for state or local office, including any person who is running for federal office. (See last bullet point of this section below for pre-approval process)

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Prior Notification Any Employee either directly or indirectly seeking to communicate in any way with an individual or entity with the objective of soliciting the business of or to provide investment advisory services to a government entity, or to make payments to any party, including affiliates, who is seeking to obtain clients on behalf of CQS US notifies Compliance in advance of any communication or prior to entering into any form of a solicitation arrangement either for or without compensation. (See Use of Solicitors’ or Referral Fee Arrangements Policy and Procedures).

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Special Disclosure Prior to Hire, Promotion or Transfer Prior to the hiring, promotion or transfer of anyone to CQS US, the person shall disclose all political contributions and payments made to Candidates, political action committees and state and local political parties within the preceding six months. If contributions have been made and if the contribution(s) is detected within four months of the date of the contribution(s), with a dollar amount of no more than US $350, our procedure is to request the return the contribution within 60 calendar days of the date we discover the contribution.

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Pre-approval Process All employees complete the political contribution form available on our intranet site before engaging in any of the activity described in this policy. No contribution or contact may be made until approval is provided post completion of the form.

Definitions

Contributions means gifts, subscriptions, loans, advances, deposits of money, or anything of value made for: (i) the purpose of influencing any election for federal, state or local office; (ii) payments of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office.

Covered associates means (i) the Firm’s general partners, managing members, executive officers and other individuals with a similar status or function; (ii) the Firm’s employees who solicit a government entity for CQS US and persons who supervise, directly or indirectly, employees; and (iii) any political action committee controlled by the Firm or by any person described in (i) or (ii) above. An “executive officer” of the Firm means the president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer of CQS US who performs a policy-making function or any other person who performs similar policy-making functions for the Firm.

Covered Investment Pool means (i) an investment company registered under the Investment Company Act of 1940 that is an investment option of a plan or program of a government entity or (ii) any company that would be an investment company under section 3(a) of the Investment Company Act of 1940, but for the exclusion provided from that definition by either section 3(c)(1), section 3(c)(7) or section 3(c)(11) of that Act.

Government entity means any state or political subdivision of a state, including (i) any agency, authority or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality, including, but not limited to, a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code, or a state general fund; (iii) a plan or program of a government entity; and (iv) officers, agents or employees of the state or political subdivision or any agency, authority or instrumentality, acting in their official capacity.

Official means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of CQS US by the government entity or (ii) has the authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of CQS US by the government entity.

Payments means gifts, subscriptions, loans, advances or deposits of money or anything of value.

Regulated person means an investment adviser registered with the SEC that has not, and whose covered associates have not, within two years of soliciting a government entity, (i) made a contribution to an official of that government entity other than as permitted by Rule 206(4)-5(b)(1), and (ii) coordinated or solicited any person or political action committee to make any contribution to an official of a government entity to which CQS US is providing or seeking to provide investment advisory services or payment to a political party of a state or locality where CQS US is providing or seeking to provide investment advisory services, or a “broker”, as defined in section 3(a)(4) of the Securities Exchange Act of 1934, or a “dealer”, as defined in section 3(a)(5) of that Act, that is registered with the SEC and is a member of a national securities association registered under section 15A of that Act (e.g., FINRA), provided that (a) the rules of the association prohibit members from engaging in distribution or solicitation activities if certain political contributions have been made and (b) the SEC, by order, finds that such rules impose substantially equivalent or more stringent restrictions on broker-dealers than the restrictions imposed by Rule 206(4)-5 of the Advisers Act and that such restrictions are consistent with the objectives of the Rule.

Solicit means (i) with respect to investment advisory services, to communicate, directly or indirectly, for the purpose of obtaining or retaining a client for, or referring a client to, the Firm, and (ii) with respect to a contribution or payment, to communicate, directly or indirectly, for the purpose of obtaining or arranging a contribution or payment.

Recordkeeping

Compliance retains all books and records relating to political contributions in accordance with its Record Retention Grid, which includes a list of (i) the names, titles and business and residence addresses of all covered associates of the Firm, (ii) all government entities to which the Firm provides or has provided investment advisory services, or which are or were investors in any covered investment pool to which the Firm provides or has provided investment advisory services, as applicable, in the past five years (commencing September 13, 2010), and (iii) all direct or indirect contributions made by the Firm or any of its covered associates to an official of a government entity, or direct or indirect payments to a political party of a state or political subdivision, or a political action committee. The records described in (iii) above is listed in chronological order and indicates (1) the name and title of each contributor, (2) the name and title (including any city/county/state or other political subdivision) of each recipient of a contribution or payment, (3) the amounts and date of each contribution or payment, and (4) whether any contribution was the subject of the exception for certain returned contributions.

Use of Solicitors or Referral Fee Arrangements Policy and Procedures

Prior approval is required before entering into any client referral or solicitation agreement, whether with an affiliated or unaffiliated party. All arrangements and description of activities to be performed is captured in a written agreement between CQS US and the solicitor with certain provisions required under SEC Rule 206(4)-3 of the Advisers Act (the “Client Solicitation Rule”).

Procedures

The requirements for using an affiliated solicitor vary from that of an unaffiliated solicitor as follows:

Payment of Cash Referral Fees

1.	Affiliated Solicitors

Prior to entering into a Solicitor’s agreement that calls for the payment of cash referral fees to any affiliates or employees of affiliates:

•	Payments are outlined in a written agreement between CQS US and our affiliate;

•	The affiliation is disclosed to the prospect at the time of the solicitation;

•	A search of the solicitor’s regulatory disciplinary history must not reveal any violations of the securities laws or other statutes, as described in the Client Solicitation Rule;

•	The arrangement is disclosed in Form ADV, Part 2A (except for specific terms).

2.	Unaffiliated Solicitors

Additional requirements are imposed when making cash payments to an unaffiliated solicitor. The written agreement between CQS US and the solicitor:

•	Describes the solicitor’s activities and its compensation.

•	Contains the solicitor’s undertaking to perform those duties under the agreement consistent with our instructions and the Advisers Act.

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Requires the solicitor, at the time of solicitation, to provide the prospective client with a copy of our Form ADV Part 2A and 2B disclosure documents and a separate written disclosure document describing the solicitor’s relationship with CQS US. The solicitor’s disclosure document contains the following basic information relating to the solicitation, including:

•	The name of the solicitor;

•	The nature of any relationship or affiliation between the solicitor;

•	A statement that the solicitor will be compensated for his/her solicitation service by CQS US;

•	A description of the terms of the compensation;

•	The amount the prospect will be charged in addition to the advisory fee as a consequence of the solicitation agreement.

Compliance Controls

Our policy is to not to enter into an investment advisory contract with a client that was solicited unless we receive a signed copy of the written and dated acknowledgement from the prospective client.

In addition, our general procedure is to not enter into any solicitation or referral fee agreement unless the solicitor is a FINRA registered broker-dealer who is required to supervise all sponsored representatives that engage in solicitation activity and to establish written supervisory procedures (“WSP”) to reasonably ensure compliance with the Advisers Act Rule 206 (4). An exception to this procedure can only be provided by the CCO.

In spite of our ability to pay cash solicitation fees under Rule 206(4) - 3, we never enter into a solicitation arrangement where:

•	Payments are made in any form of non-cash compensation;

•	It does not prohibit paying a person to solicit a public official for business from a “government entity” (as defined in our Policy on political contributions);

•	CQS US has not received a copy of the FINRA registered use of solicitors WSP (as contained in the solicitation agreement); and

•	The individual solicitor and/or broker-dealer have been previous cited for lapses in supervisory oversight.

•	The solicitor is in violation of any “bad actor” rules without the appropriate disclosures.

EXHIBIT A: Code of Ethics Definitions

General Note

The definitions and terms used in the Code are intended to mean the same as they do under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and the other federal securities laws. If a definition hereunder conflicts with the definition in the Advisers Act or other federal securities laws, or if a term used in the Code is not defined, you should follow the definitions and meanings in the Advisers Act or other federal securities laws, as applicable.

Affiliated fund means any investment company registered under the Investment Company Act of 1940 (other than a money market fund) for which CQS US serves as investment adviser or sub-adviser.

Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Beneficial ownership is interpreted in this Code in the same manner as it would be in determining whether a person is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that the determination of such ownership applies to all securities. You should generally consider yourself the “beneficial owner” of any securities in which you have a direct or indirect pecuniary interest. Using the above definition as a broad guideline, the ultimate determination of beneficial ownership will be made in light of the facts of the particular case. Key factors are the degree of your ability to exercise discretion to invest in, sell or exercise voting rights of the security, and your ability to benefit from the proceeds of the security.

CQS Private Fund is any private investment fund, including a private investment fund that relies on the exclusion from the definition of “investment company” set forth in either Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act of 1940, that is advised by CQS US.

Family member includes adoptive relationships and means any of the following persons who reside in your household: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother- in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.

High quality short-term debt instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody’s Investors Service).

IPO (i.e., initial public offering) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

Pecuniary interest in a security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such security. As a general rule, you will be regarded as having a pecuniary interest in a security held in the name of your family members. For example, you will likely be deemed to have a pecuniary interest in securities (including the right to require the exercise or conversion of any derivative security such as an option or warrant, whether or not presently exercisable or convertible) held for:

•	Your accounts or the accounts of family members;

•	A partnership or limited liability company, if you are or a family member is a general partner or a managing member;

•	A corporation or similar business entity, if you have or share, or a family member has or shares, investment control; or

•	A trust, if you are or a family member is a beneficiary.

Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security and the purchase, sale, transfer or redemption of an interest in a CQS Private Fund.

Related Person includes children under age 21, whether or not living with an Access Person, the Access Person’s spouse, and family members or other individuals living with the Access Person or for whose support the Access Person is wholly or partially responsible.

Security means the same as it does under Section 202(a)(18) of the Advisers Act, except that it does not include: direct obligations of the U.S. government; bankers’ acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments, including repurchase agreements; shares issued by affiliated or unaffiliated money market funds; or shares issued by open-end investment companies, other than affiliated funds.